Exhibit 99.1

Xenogen Reports Second Quarter Total Revenue up 30%

Growth Reflects Increased Sales in All Business Lines

ALAMEDA, Calif., – August 4, 2005 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging systems including instruments, biological solutions and software to accelerate drug discovery and development, today reported financial results for the second quarter and six months ended June 30, 2005.

Total revenue for the second quarter of 2005 was $9.7 million, a 30% increase over 2004 second quarter revenue of $7.5 million. The revenue growth reflects increased sales in all lines of Xenogen’s business, especially sales of IVIS units which accounted for 59% of total growth over the prior year quarter. Loss from operations for the second quarter of 2005 was approximately $3.6 million, compared to a loss from operations of $5.1 million for the 2004 second quarter. Net loss for the second quarter of 2005 was $3.7 million, or a loss of $0.25 per share, compared to a net loss of $5.2 million, or a loss of $5.34 per share, for the second quarter of 2004.

“During the second quarter of 2005, we achieved gross margin of 42%, a significant improvement compared to gross margin of 31% reported in the second quarter of last year,” said David Carter, Chairman and Chief Executive Officer of Xenogen. “Product gross margin in the second quarter of 2005 increased to 38%, compared to about 28% in last year’s second quarter. This improved gross margin was chiefly due to higher pricing for IVIS systems and lower overhead per IVIS unit.”

Total revenue for the first six months of 2005 was $19 million, a 31% increase over total revenue of $14.5 million for the first six months of 2004. The increase primarily reflects increased IVIS unit sales and a higher net average sales price per IVIS unit due to product mix and higher pricing. Loss from operations for the first six months of 2005 was approximately $8.6 million, compared to a loss from operations of $11.4 million for the same period last year. Net loss for the first six months of 2005 was $8.9 million, or a loss of $0.60 per share, compared to a net loss of $11.4 million, or a loss of $11.88 per share, for the same period last year.

Mr. Carter continued, “Additionally, Xenogen Biosciences reported its strongest quarterly revenue ever. Our strong second quarter contract revenue reflects completion of a major milestone for a biotechnology client’s project work. We also saw improvement in contract gross margin, which was about 22% in the second quarter of 2005 as compared to 7% in the second quarter of 2004. This reflects greater operating leverage at Xenogen Biosciences. Contract revenue grew to $2.9 million in the second quarter of 2005 from $2.4 million in the second quarter of 2004, an increase of 20%. Cost of revenue, however, were only $2.3 million in the second quarter of 2005 as compared to $2.2 million in the same period of 2004, an increase of only about 5%. We continue to vigorously pursue additional large commercial research contracts that we believe will facilitate our business growth and profitability.”

Second-Quarter 2005 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, August 4, 2005, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss 2005 second-quarter results and the business outlook going forward. Investors and other interested parties may access the call by dialing (800) 946-0783 in the U.S. and (719) 457-2658 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering in reservation code 221-1404. The web cast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, and spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results, including statements about our pursuit of large commercial contracts their contribution to our business growth and profitability. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our products, services and technology; our need to raise additional capital to grow our business; our limited sales and marketing organization; the capital spending policies of pharmaceutical, biotechnology and chemical companies and biomedical research institutions that are our primary customers; our ability to continue to deliver our products and services at acceptable costs and on a timely basis; our ability to enforce our intellectual property rights or operate without infringing the patent rights of others; contamination in our animal populations; and competition from other companies or alternative technologies. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005 filed with the Securities and Exchange Commission on May 16, 2005. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Xenogen® and IVIS® are registered trademarks of Xenogen Corporation.

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XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Product	$5,041	$3,720	$10,334	$7,202
Contract	2,873	2,390	5,144	4,580
License	1,788	1,341	3,498	2,709

Total revenue	9,702	7,451	18,976	14,491

Cost of revenue(a):	5,629	5,126	11,645	9,645

Gross margin	4,073	2,325	7,331	4,846

Operating expenses:
Research and development (a)	2,196	3,190	4,530	6,735
Selling, general and administrative (a)	4,910	3,425	10,218	7,871
Depreciation and amortization (a)	585	775	1,220	1,673

Total operating expenses	7,691	7,390	15,968	16,279

Loss from operations	(3,618)	(5,065)	(8,637)	(11,433)
Other income (loss)—net	(16)	34	(31)	254
Interest income	61	15	118	56
Interest expense	(166)	(150)	(334)	(288)

Net loss	$(3,739)	$(5,166)	$(8,884)	$(11,411)

Weighted average number of common shares outstanding	14,791,306	968,244	14,776,278	960,810

Loss per share data (basic and diluted):
Net loss per share attributable to common stockholders (1)	(0.25)	$(5.34)	$(0.60)	$(11.88)

(1)	Loss per share (LPS) is computed using the weighted average number of shares outstanding during the quarter while LPS for the year-to-date period is calculated using the weighted average number of shares outstanding during the period. Thus, the sum of the LPS for each quarter may not equal the LPS for the year-to-date period

(a) Includes charges for stock based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Cost of revenue:
Product	$—	$149	$(15)	$296
Contract	2	94	(2)	226
License	—	12	(2)	26

Total cost of revenue	$2	$255	$(19)	$548

Research and development	$(1)	$547	$(78)	$1,177

Selling, general and administrative	$168	$444	$312	$1,756

XENOGEN CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004

Cash, cash equivalents and short term investments	$12,761	$21,916
Working capital	5,558	14,071
Total assets	28,758	39,938
Deferred revenue	7,395	8,638
Long term obligations	444	1,054
Stockholders’ Equity	7,325	15,947

Note: The selected balance sheet information at December 31, 2004 has been derived from the audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principals for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright,

Chief Financial Officer

(510) 291-6100